Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement Nos. 333-258347 and 333-258347-01

August 2, 2021

Brookfield Business Corporation (“BBUC”) INVESTOR PRESENTATION JULY 2021

2 Launching Brookfield Business Corporation (“BBUC”) BBUC will be a publicly - listed Canadian corporation structured to be economically equivalent to BBU LP No impact to consolidated financial statements or combined market cap of Brookfield Business Partners Structured to be economically equivalent and exchangeable into BBU LP units at any time Increased flexibility to invest in BBU either through a corporate structure or limited partnership units

3 BBUC created through an effective unit split BBU unitholders will receive one BBUC share 2 for every two BBU LP units through a special distribution expected to be completed before year - end 2021 1. Subject to stock exchange and regulatory approvals. 2. Fractional shares will not be issued. Investors who hold a quantity of BBU units not divisible by 2 will receive a cash settl eme nt for the remaining fractional shares NYSE: B BU C 1 TSX: B BU C 1 NYSE: B BU TSX: B BU.UN 1 share 2 BBUC 2 units BBU LP

4 BBUC shares intended to have same economics as BBU LP units BBUC shares are exchangeable at the option of the holder and are economically equivalent to BBU LP units BBUC (Canadian Corporation) Brookfield Business Partners BBU (Bermuda Limited Partnership) Exchangeable into BBU units at any time Identical distributions/dividends

5 Anticipated benefits of a corporate structure 1. Based on preliminary analysis and subject to approval by index committees Broader index inclusion 1 Preferred tax reporting Expanded investor base B BU C LISTED CORPORATION

6 BBUC expected to have an initial market capitalization of ~$2.3 billion No change to the expected combined market capitalization (BBU LP + BBUC) of Brookfield Business Partners (millions) Units/Shares Market Cap 1 Units/Shares Market Cap 1 BBU LP 78.7 $3,612 78.7 $2,408 BBUC ‒ ‒ 74.2 $2,271 REUs 2 69.7 $3,201 69.7 $2,134 Total 148.4 $6,813 222.6 $6,813 PRE - SPLIT POST - SPLIT 1. As at July 28, 2021 2. Redemption - exchange units held by Brookfield Asset Management

7 Limited impact to BBU’s financial statements and reporting BBU LP, through its control of BBUC, will consolidate BBUC for financial reporting purposes Market Capitalization • No change on a combined basis EBITDA and FFO • No change on a combined basis NAV • No change on a combined basis Distributions • No change to distributions paid per unit and identical dividends paid on shares resulting in 50% higher aggregate distributions Fees paid to BAM • No change to management fee on a combined basis • No change to IDR structure on a combined basis

8 No expected changes to BBU operations No incremental tax consequences to BBU No change in management , governance or strategy Immaterial admin istration costs to maintain Minimal incremental financial reporting implications

9 Important Cautionary Notes All amounts are in U . S . dollars unless otherwise specified . Unless otherwise indicated, the statistical and financial data in this document is presented as of March 31 , 2021 . CAUTIONARY STATEMENT REGARDING FORWARD - LOOKING STATEMENTS AND INFORMATION Note : This presentation contains forward - looking information and forward - looking statements within the meaning of applicable Canadian provincial and U . S . securities laws . Forward - looking statements and information include statements that are predictive in nature, depend upon or refer to future events or conditions, include statements regarding the operations, business, financial condition, expected financial results, performance, prospects, opportunities, priorities, targets, goals, ongoing objectives, strategies and outlook of Brookfield Business Partners, as well as the outlook for North American and international economies for the current fiscal year and subsequent periods, and include words such as “expects,” “anticipates,” “plans,” “believes,” “estimates,” “seeks,” “intends,” “targets,” “projects,” “forecasts” or negative versions thereof and other similar expressions, or future or conditional verbs such as “may,” “will,” “should,” “would” and “could . ” Forward - looking statements and information in this presentation include statements regarding the creation of BBUC and special distribution of BBUC class A shares, expectations regarding future distributions and dividends, expectations regarding BBUC’s eligibility for index inclusion, expectations of an enhanced capital markets following and broadened appeal to new investors, as well as expectations regarding the future performance and prospects of BBUC and Brookfield Business Partners following the distribution of BBUC class A shares . Although we believe that our anticipated future results, performance or achievements expressed or implied by the forward - looking statements and information are based upon reasonable assumptions and expectations, the reader should not place undue reliance on forward - looking statements and information because they involve known and unknown risks, uncertainties and other factors, many of which are beyond our control, which may cause the actual results, performance or achievements of Brookfield Business Partners to differ materially from anticipated future results, performance or achievement expressed or implied by such forward - looking statements and information . Factors that could cause actual results to differ materially from those contemplated or implied by forward - looking statements include, but are not limited to : the fact that there can be no assurance that the stock exchanges on which BBUC intends to apply to list its class A shares will approve the listing of such shares or that BBUC will be included in any indices or that any required regulatory approvals will be obtained ; the impact or unanticipated impact of general economic, political and market factors in the countries in which we do business ; including as a result of the ongoing novel coronavirus pandemic (“COVID - 19 ”) ; the behavior of financial markets, including fluctuations in interest and foreign exchange rates ; global equity and capital markets and the availability of equity and debt financing and refinancing within these markets ; strategic actions including dispositions ; the ability to complete and effectively integrate acquisitions into existing operations and the ability to attain expected benefits ; changes in accounting policies and methods used to report financial condition (including uncertainties associated with critical accounting assumptions and estimates) ; the ability to appropriately manage human capital ; the effect of applying future accounting changes ; business competition ; operational and reputational risks ; technological change ; changes in government regulation and legislation within the countries in which we operate ; governmental investigations ; litigation ; changes in tax laws ; ability to collect amounts owed ; catastrophic events, such as earthquakes ; hurricanes and pandemics/epidemics ; the possible impact of international conflicts and other developments including terrorist acts and cyber terrorism ; and other risks and factors detailed from time to time in our documents filed with the securities regulators in Canada and the United States . In addition, our future results may be impacted by the government mandated economic restrictions resulting from the ongoing COVID - 19 pandemic and the related global reduction in commerce and travel and substantial volatility in stock markets worldwide, which may negatively impact our revenues, affect our ability to identify and complete future transactions, impact our liquidity position and result in a decrease of cash flows and impairment losses and/or revaluations on our investments and assets, and therefore we may be unable to achieve our expected returns . See “Risks Associated with the COVID - 19 Pandemic” in the “Risk Factors” section included in our Form 20 - F for the year ended December 31 , 2020 . For further information on these known and unknown risks, please see the “Risk Factors” section included in our Form 20 - F for the year ended December 31 , 2020 and other risks and factors that are described therein, as well as the risks that are described in the U . S . registration statement and prospectus filed in connection with the distribution of BBUC’s class A shares . We caution that the foregoing list of important factors that may affect future results is not exhaustive . When relying on our forward - looking statements, investors and others should carefully consider the foregoing factors and other uncertainties and potential events . Except as required by law, Brookfield Business Partners undertakes no obligation to publicly update or revise any forward - looking statements or information, whether written or oral, that may be as a result of new information, future events or otherwise . No securities regulatory authority has either approved or disapproved of the contents of this presentation . This news release is for information purposes only and shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction .